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                                                                    EXHIBIT 99.1

 [CPS Logo Here]                                              NEWS RELEASE
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                        CONSUMER PORTFOLIO SERVICES, INC.
                       REPORTS 2003 THIRD QUARTER EARNINGS

IRVINE, CALIFORNIA, OCTOBER 30, 2003 -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) today announced earnings for its third quarter ended September 30, 2003.

For the three months ended September 30, 2003 total revenues decreased approximately $553,000, or 2.1%, to $25.5 million, compared to $26.0 million for the three months ended September 30, 2002. Pretax loss for the third quarter of 2003 was $(2.9) million, compared to pretax income of $2.2 million for the comparable 2002 period. Included in third quarter 2003 results was a $4.2 million provision for credit loss expense resulting from the change in securitization structure implemented for the first time during this quarter. Net loss for the quarter ended September 30, 2003 was $(2.9) million, or $(0.14) per diluted share, compared to net income of $1.3 million, or $0.06 per diluted share, for the quarter ended September 30, 2002. Diluted shares outstanding were
20.2 million and 21.0 million for the quarters ended September 30, 2003 and 2002, respectively.

Revenues for the nine months ended September 30, 2003 totaled $71.7 million, an increase of $5.3 million, or 8.1%, compared to $66.4 million in the 2002 period. For the nine months ended September 30, 2003 net income was $6.1 million, or $0.28 per diluted share. For the nine months ended September 30, 2002 income prior to extraordinary item was $1.1 million, or $0.05 per diluted share. Diluted shares outstanding were 21.7 million and 21.0 million for the nine-month periods ended September 30, 2003 and 2002, respectively.

"This quarter was our first under the new securitization structure and our performance using this new recognition method is tracking as expected. Overall, the third quarter was successful as we were able to continue our cautious acquisition of quality loans and further solidify our financial standing," said Charles E. Bradley, President and Chief Executive Officer. "In addition, we completed the integration of TFC into our operations and we are pleased that its performance continues to meet our expectations."

Consumer Portfolio Services' managed receivables totaled $752.3 million at September 30, 2003. During the third quarter of 2003, the Company purchased $92.4 million of contracts and completed the $87.5 million CPS Auto Receivables Trust 2003-C securitization. The managed receivables include $477.2 million held by non-consolidated subsidiaries, which do not appear directly on the Company's balance sheet, as well as $266.1 million ($228.1 million net of allowance for credit losses) of receivables that are held directly by the Company and its consolidated subsidiaries.





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As reported last quarter, in order to increase transparency of the Company's financial reports, in the third quarter of 2003 Consumer Portfolio Services began structuring its securitization transactions as secured financings, with the loan receivables and associated debt staying on the balance sheet, and without recognition of a gain on sale. Accordingly, net earnings will be recognized over the life of the receivables as interest income and fee income, less related funding costs and a provision for losses. Such loan loss provisions will be recorded in part upon acquisition of the receivables. The accounting treatment of such transactions is equivalent to that currently used with respect to receivables acquired in the acquisitions. The effect is to accelerate recognition of expenses and defer recognition of revenue. As a result, reported earnings initially will be less than they would be had the Company continued to structure its securitizations to record a gain on sale and therefore, reported net earnings may be negative or nominally positive for approximately the next year. Growth in the Company's portfolio of loan receivables in excess of current expectations would delay reporting positive net earnings. This change in securitization structure was the cause of the Company's net loss in the third quarter of 2003.

CONFERENCE CALL

Consumer Portfolio Services announced that it will hold a conference call Friday, October 31, 2003, at 1:30 p.m. EST to discuss its quarterly results. Those wishing to participate by telephone may dial in at 973 409-9261 approximately 10 minutes prior to the scheduled time.

A replay will be available between October 31, 2003 and November 7, 2003, beginning one hour after conclusion of the call, by dialing 877 519-4471. The reservation number is 4276379. A broadcast of the conference call will also be available live and for 30 days after the call via the Company's web site at www.consumerportfolio.com and at www.streetevents.com.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a consumer finance company that specializes in purchasing, selling and servicing retail automobile installment sale contracts originated by automobile dealers located throughout the United States. The Company is currently active in 38 states. Through its purchase of contracts, the Company provides indirect financing to car dealer customers with limited credit histories, low incomes or past credit problems, who generally would not be expected to qualify for financing provided by banks or by automobile manufacturers' captive finance companies.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE INCLUDE THE COMPANY'S RECORDED REVENUE, EXPENSE, GAIN ON SALE AND PROVISION FOR CREDIT LOSSES BECAUSE THESE ITEMS ARE DEPENDENT ON THE COMPANY'S ESTIMATES OF FUTURE LOSSES. THE ACCURACY OF SUCH ESTIMATES MAY BE ADVERSELY AFFECTED BY VARIOUS FACTORS, WHICH INCLUDE (IN ADDITION TO RISKS RELATING TO THE ECONOMY GENERALLY) THE FOLLOWING: POSSIBLE INCREASED DELINQUENCIES, REPOSSESSIONS AND LOSSES ON RETAIL INSTALLMENT CONTRACTS; INCORRECT PREPAYMENT SPEED AND/OR DISCOUNT RATE ASSUMPTIONS, POSSIBLE UNAVAILABILITY OF QUALIFIED PERSONNEL, WHICH COULD ADVERSELY AFFECT THE COMPANY'S ABILITY TO SERVICE ITS PORTFOLIO; POSSIBLE INCREASES IN THE RATE OF CONSUMER BANKRUPTCY FILINGS OR CHANGES IN BANKRUPTCY LAW, WHICH COULD ADVERSELY AFFECT THE COMPANY'S RIGHTS TO COLLECT PAYMENTS FROM ITS PORTFOLIO; OTHER CHANGES IN GOVERNMENT REGULATIONS AFFECTING CONSUMER CREDIT; POSSIBLE DECLINES IN THE MARKET PRICE FOR USED VEHICLES, WHICH COULD ADVERSELY AFFECT THE COMPANY'S REALIZATION UPON REPOSSESSED VEHICLES; AND ECONOMIC CONDITIONS IN GEOGRAPHIC AREAS IN WHICH THE COMPANY'S BUSINESS IS CONCENTRATED.

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THE STATEMENTS CONCERNING THE INTENDED STRUCTURE OF FUTURE SECURITIZATIONS AND
THE EFFECTS OF SUCH STRUCTURES ON FINANCIAL ITEMS ARE FORWARD-LOOKING STATEMENTS. IF THE COMPANY WERE TO CHANGE THE STRUCTURE OF FUTURE TRANSACTIONS, THAT COULD CAUSE SUCH FORWARD-LOOKING STATEMENTS NOT TO BE ACCURATE.

ANY IMPLICATION THAT THE RESULTS OF THE MOST RECENTLY COMPLETED QUARTER ARE INDICATIVE OF FUTURE RESULTS IS DISCLAIMED, AND THE READER SHOULD DRAW NO SUCH INFERENCE. FACTORS SUCH AS THOSE IDENTIFIED ABOVE IN RELATION TO GAIN ON SALE AND PROVISION FOR CREDIT LOSSES MAY AFFECT FUTURE PERFORMANCE.

CONTACTS

Investors:                                          Media:
Charles E. Bradley                                  Whit Clay
Consumer Portfolio Services                         Sloane & Company
949-753-6800                                        212-446-1864
         ~ OR ~
John Fernquest
Sloane & Company
212-446-1889

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

                              CONSUMER PORTFOLIO SERVICES, INC. AND SUBSIDIARIES
                                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                  (UNAUDITED)

                                                   Three months ended            Nine months ended
                                                      September 30,                 September 30,
                                                 ------------------------     -----------------------
                                                   2003           2002           2003           2002
                                                   ----           ----           ----           ----
REVENUES:
Net gain on sale of contracts                    $     --       $  5,303      $  8,664       $ 12,170
Interest income                                    15,835         13,218        36,605         35,708
Servicing fees                                      4,295          3,619        13,361         10,385
Other income                                        5,357          3,900        13,119          8,129
                                                 ---------      ---------     ---------      ---------
                                                   25,487         26,040        71,749         66,392
                                                 ---------      ---------     ---------      ---------
EXPENSES:
Employee costs                                      9,491          9,174        27,380         28,608
General and administrative                          6,050          5,829        14,131         15,354
Interest                                            6,427          6,334        17,044         17,982
Provision for credit losses                         4,190             --         4,190             --
Other expenses                                      2,181          2,463         6,370          7,704
                                                 ---------      ---------     ---------      ---------
                                                   28,339         23,800        69,115         69,648
                                                 ---------      ---------     ---------      ---------
Income (loss) before income tax expense
    (benefit) and extraordinary item               (2,852)         2,240         2,634         (3,256)
Income tax expense (benefit)                           --            940        (3,434)        (4,314)
                                                 ---------      ---------     ---------      ---------
Income (loss) before extraordinary item            (2,852)         1,300         6,068          1,058
Extraordinary item, unallocated negative
    goodwill                                           --             --            --         17,412
                                                 ---------      ---------     ---------      ---------
      Net income (loss)                          $ (2,852)      $  1,300      $  6,068       $ 18,470
                                                 =========      =========     =========      =========

Earnings (loss) per share before
    extraordinary item:
     Basic                                       $  (0.14)      $   0.07      $   0.30       $   0.05
     Diluted                                        (0.14)          0.06          0.28           0.05

Earnings (loss) per share after
    extraordinary item:
     Basic                                       $  (0.14)      $   0.07      $   0.30       $   0.94
     Diluted                                        (0.14)          0.06          0.28           0.88

Number of shares used in computing earnings
    (loss) per share:
     Basic                                         20,200         19,683        20,226         19,693
     Diluted                                       20,200         21,012        21,711         21,030


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                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                   September 30,    December 31,
                                                       2003            2002
                                                     ---------       ---------

Cash and restricted cash                             $ 87,805        $ 51,859
Finance receivables, net                              228,075          84,592
Residual interest in securitizations                  119,240         127,170
Other assets                                           13,728          21,827
                                                     ---------       ---------
                                                     $448,848        $285,448
                                                     =========       =========

Accounts payable and other liabilities               $ 30,405        $ 27,672
Warehouse lines of credit                              24,255              --
Securitization trust debt                             202,096          71,630
Senior secured debt                                    50,136          50,072
Subordinated debt                                      53,466          53,500
                                                     ---------       ---------
                                                      360,358         202,874
                                                     ---------       ---------

Shareholders' equity                                   88,490          82,574
                                                     ---------       ---------
                                                     $448,848        $285,448
                                                     =========       =========

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